EXHIBIT 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES INCREASED

FISCAL 2012 FIRST QUARTER OPERATING RESULTS

Highlights Include:

•	Revenues Grow 29 Percent to $117.4 Million (Including $35.0 Million from Renaissance Food Group) Versus $91.3 Million in First Quarter of Fiscal 2011

•	Net Income Climbs 16 Percent to $2.7 Million, or $0.18 Per Diluted Share, from $2.3 Million, or $0.16 Per Diluted Share, Last Year

•	RFG Acquisition Success Increases Contingent Consideration Expense by $118,000, or Approximately $0.01 Per Diluted Share

•	Total Gross Margin Expands 80 Basis Points: 10.3 Percent Versus 9.5 Percent

•	CEO Cole Reiterates Expectation for Record Fiscal 2012

SANTA PAULA, Calif. (March 5, 2012)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and an expanding provider of value-added fresh food, today reported higher revenues and net income for the fiscal 2012 first quarter.

Operating results for the most-recent quarter include those of Renaissance Food Group, LLC (RFG), which became part of the company on June 1, 2011. RFG’s results are included in the company’s Calavo Foods business segment.

Net income for the three months ended January 31, 2012 rose 16 percent to $2.7 million, or $0.18 per diluted share, from $2.3 million, equal to $0.16 per diluted share, in the fiscal 2011 first quarter. Revenues advanced 29 percent to $117.4 million from $91.3 million one year earlier.

Gross margin in the most recent quarter grew to $12.0 million, equal to 10.3 percent of total revenues, from $8.7 million, or 9.5 percent of total revenues, in last year’s initial period. First quarter operating income expanded 21 percent to $4.4 million from $3.7 million in the corresponding fiscal 2011 period.

-more-

Calavo Announces Higher Fiscal 2012 First Quarter Results/2-2-2

Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo turned in a very solid operating performance during the fiscal 2012 first quarter. A shortfall in fresh tomato unit volume in the fiscal 2012 first quarter, which we anticipate being offset by increased volume in the second quarter, impacted gross margin and tempered results during an otherwise-solid initial period. In our core fresh avocado business, specifically, the company did an excellent job sourcing and managing costs on fruit from Mexico to offset the lack of supply from California—a hangover from last year’s cyclically small crop. This strong supply from Mexico also is benefitting our prepared avocado business, where we are seeing an improving gross-margin picture following several quarters of being impacted by high fruit costs.

“Looking at the Calavo Foods business segment on the whole, our RFG subsidiary performed well in its historically slowest quarter, which we believe bodes well for the coming periods. By all indicators, we anticipate a strengthening performance picture across the company—both our Fresh and Calavo Foods business units—as the fiscal year progresses.”

In Calavo’s Fresh business segment, first quarter revenues totaled $71.1 million, a decrease of 12 percent from $80.7 million in the corresponding period last year. While fresh avocado unit volume was substantially unchanged, the decline in segment revenues is principally attributable to lower sales prices, which continue to decrease from last year’s unusually high levels. Total Fresh segment volume, including other diversified produce items, declined approximately nine percent to nearly 3.2 million units from about 3.5 million total units in the fiscal 2011 first quarter. First-quarter segment gross margin totaled $6.1 million, or 8.6 percent of sales, versus $6.1 million, or 7.6 percent of sales in the like period one-year ago.

Calavo Foods business segment revenues jumped 334 percent to $46.3 million from $10.7 million in the fiscal 2011 first quarter. Approximately $35.0 million of the increase in revenues is attributable to the recently acquired RFG. Excluding contributions to sales by RFG, Calavo Foods legacy revenues increased approximately $600,000 to $11.3 million. Segment gross margin dollars in the most recent quarter

-more-

Calavo Announces Higher Fiscal 2012 First Quarter Results/3-3-3

benefited from the addition of $2.5 million in gross margin from RFG and rose to approximately $5.9 million in total, or 12.8 percent of Calavo Foods revenues, offset by fewer pounds of prepared avocados sold and residual impact from high fruit costs. This compares with gross margin in the Calavo Foods business segment last year of $2.6 million, equal to 23.9 percent of sales.

Pursuant to the terms of its RFG acquisition, which triggered certain accounting treatment, Calavo performs a quarterly review of the related contingent consideration liability account and revalues this contingent consideration obligation to its estimated fair value. As a result of its most recent review, the company recorded a $118,000 expense, equal to about $0.01 per diluted share, during the first quarter of fiscal 2012 in selling, general and administration (SG&A) expenses. The first-quarter SG&A expense reflects an increase in the probability of future performance-based earn-out payments by Calavo to RFG’s former owners owing to the success of the transaction. Increases or decreases in the fair value of this contingent consideration obligation can result from factors such as changes in the assumed timing and amount of revenue and expense estimates or changes in assumed discount periods and rates.

The Outlook Ahead

Turning to the fiscal 2012 second quarter and beyond, CEO Cole said that he foresees “a strengthening operating performance picture, paced by higher revenues and net income,” as the year progresses.

He said: “I am extremely optimistic about the outlook for Calavo during the current year—and beyond. The 2012 fresh avocado market forecast of 1.4 billion total pounds remains a precursor of good things for us. We are encouraged by the first-quarter showing in Mexico where volumes and fruit prices are aligning favorably. Calavo saw accelerating Mexican fruit volume at the close of the first quarter and that velocity is anticipated to continue, or even pick up additional pace. Furthermore, an anticipated significantly larger California fruit harvest will bring production efficiencies

-more-

Calavo Announces Higher Fiscal 2012 First Quarter Results/4-4-4

to our domestic packing operations that last year’s cyclically smaller crop did not allow. Those two aforementioned factors alone will afford incremental gross margin contribution.

“Diversified fresh produce will be paced by higher tomato volumes in the second and, potentially, third quarters. Papayas and pineapples are expected to contribute incrementally to Fresh segment unit volumes and margin. As indication of synergies, we will also begin directly sourcing pineapple to be used in the RFG processing facilities.

“With respect to the Calavo Foods business segment, RFG is on pace for continued rapid top-line growth and strong profitability as we start to enter their historically stronger months and quarters. Additionally, the subsidiary’s pace of product innovation and speed-to-market are energizing the segment overall. Turning to legacy Calavo Foods products, the lower fresh fruit prices are expected to translate to higher gross margin in our prepared avocado business that will accelerate as the year moves forward and we anticipate reaching record levels—a strong turnaround from 2011.

“Finally, we are making capital investments to accommodate the expected growth of our core avocado business. To that end, we are currently doubling the capacity of our packinghouse in Uruapan, Michoacán—the epicenter of the Mexican avocado industry. When completed in July 2012, Calavo will possess the capability to pack 600 million pounds of fruit at its California and Mexico facilities. We intend not only to maintain but substantially grow our industry leadership position.

“With the company performing extremely well across multiple business platforms, I am confident that fiscal 2012 will be a record year for Calavo, exceeding the company’s historical earnings per share record of $1.22,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business

-more-

Calavo Announces Higher Fiscal 2012 First Quarter Results/5-5-5

segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo Foods’ wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2011. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31, 2012	October 31, 2011

Assets
Current assets:
Cash and cash equivalents	$3,595	$2,774
Accounts receivable, net of allowances of $2,289 (2012) and $2,285 (2011)	39,693	36,101
Inventories, net	20,785	17,787
Prepaid expenses and other current assets	6,519	6,220
Advances to suppliers	3,617	3,349
Income taxes receivable	1,609	3,111
Deferred income taxes	2,136	2,136

Total current assets	77,954	71,478
Property, plant, and equipment, net	47,696	47,091
Investment in Limoneira Company	31,080	29,991
Investment in unconsolidated entities	2,329	2,292
Goodwill	18,349	18,349
Other assets	15,676	16,122

	$193,084	$185,323

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$4,389	$5,082
Trade accounts payable	7,743	7,038
Accrued expenses	21,297	19,285
Short-term borrowings	28,760	17,860
Dividend payable	—	8,123
Current portion of long-term obligations	5,460	5,448

Total current liabilities	67,649	62,836
Long-term liabilities:
Long-term obligations, less current portion	17,074	18,244
Deferred income taxes	8,427	8,002

Total long-term liabilities	25,501	26,246
Commitments and contingencies
Noncontrolling interest	434	461
Total Calavo Grower’s shareholders’ equity	99,500	95,780

	$193,084	$185,323

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended January 31,
	2012	2011
Net sales	$117,394	$91,319
Cost of sales	105,349	82,650

Gross margin	12,045	8,669
Selling, general and administrative	7,637	5,015

Operating income	4,408	3,654
Interest expense	(298)	(204)
Other income, net	237	226

Income before provision for income taxes	4,347	3,676
Provision for income taxes	1,695	1,386

Net income	2,652	2,290
Add: Net loss attributable to noncontrolling interest	27	21

Net income attributable to Calavo Growers, Inc.	$2,679	$2,311

Calavo Growers, Inc.’s net income per share:
Basic	$0.18	$0.16

Diluted	$0.18	$0.16

Number of shares used in per share computation:
Basic	14,772	14,723

Diluted	14,789	14,736

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh products	Calavo Foods(1)	Total
Three months ended January 31, 2012
Net sales	$71,136	$46,258	$117,394
Cost of sales	65,024	40,325	105,349

Gross margin	$6,112	$5,933	$12,045

Three months ended January 31, 2011
Net sales	$80,656	$10,663	$91,319
Cost of sales	74,538	8,112	82,650

Gross margin	$6,118	$2,551	$8,669

(1)	Three months ended January 31, 2012, includes net sales and gross margins of $35.0 million and $2.5 million related to RFG.

For the three months ended January 31, 2012 and 2011, inter-segment sales and cost of sales for Fresh products totaling $5.0 million and $4.3 million were eliminated. For three months ended January 31, 2012 and 2011, inter-segment sales and cost of sales for Calavo Foods totaling $16.3 million and $2.9 million were eliminated.